Exhibit 107
Calculation of Filing Fee Tables
S-3
(Form Type)
Ring Energy, Inc.
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees to Be Paid	—	—	—	—	—	—	—	—

Fees Previously Paid	Equity	Common Stock, par value $0.001 per share	457(a)	51,111,111(1)	$1.35	$69,000,000		$10,564

Carry Forward Securities

Carry Forward Securities	—	—	—	—		—			—	—	—	—

	Total Offering Amounts					$69,000,000		$10,564

	Total Fees Previously Paid							$10,564

	Total Fee Offsets							—

	Net Fee Due							$0.00

(1) Includes 6,666,666 shares of common stock that the underwriters have an option to purchase.